                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
ONEOK, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of ONEOK, Inc. of our report dated February 13, 2003, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of ONEOK, Inc., and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for goodwill and other intangible assets in 2002, for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000.

/s/ KPMG

Tulsa, Oklahoma
March 31, 2003